SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of


                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): August 14, 2002



                         Commission File Number: 0-18942


                           ILM II SENIOR LIVING, INC.
             (Exact name of registrant as specified in its charter)


       Virginia                                   06-1293758
--------------------------                    -------------------
 (State of organization)                      (I.R.S. Employer
                                              Identification No.)

1750 Tysons Boulevard, Suite 1200,
Tysons Corner, Virginia                              22102
------------------------------------             -------------
(Address of principal executive office)            (Zip Code)

               (888) 257-3550
----------------------------------------------------
(Registrant's telephone number, including area code)



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                         Exhibit Index Appears on Page 6

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ITEM 5.  OTHER EVENTS.

     On August 14, 2002, the board of directors of ILM II Senior Living, Inc. ("ILM II") declared a partial liquidating distribution to holders of record of ILM II's common stock as of the close of business on August 19, 2002, of $2.00 per share, or an aggregate amount of approximately $10.3 million, payable on or about August 29, 2002.

     As previously reported, ILM II is in the process of liquidating and distributing its assets in accordance with the Virginia Stock Corporation Act, which provides for the distribution of ILM II's assets first to ILM II's creditors for purposes of discharging all of ILM II's liabilities, and then, to the extent assets are remaining, to ILM II's shareholders in accordance with their respective rights and interests. In connection with that process and pursuant to ILM II's plan of liquidation and its Articles of Incorporation, as previously reported, on April 2, 2002 ILM II and ILM II Holding, Inc., its subsidiary ("ILM II Holding"), sold all of ILM II Holding's right, title and interest in and to its senior housing facilities (the "Senior Housing Facilities") and certain other related assets to Five Star Quality Care, Inc., a publicly traded Maryland corporation ("FVE"). In consideration for the sale, FVE paid ILM II and ILM II Holding $45.5 million.

     Since the sale, ILM II has been in the process of liquidating its remaining non-cash assets, distributing its cash assets, and managing an arbitration recovery on claims ILM II has against another party relating to the February 2001 termination of the merger transaction with Capital Senior Living Corporation. On April 17, 2002, ILM II made a partial liquidating distribution to the holders of record of its common stock of approximately $24.7 million or $4.77 per share, and on July 31, 2002, ILM II Holding made a distribution to holders of record of its Series A Preferred Stock of approximately $159,840, terminating the preferred holders' interests in any assets of ILM II Holding.

     Based on the April 2, 2002 sale of substantially all of ILM II's assets, a liability of $440,000 relating to the settlement of the previously disclosed Feldman litigation became due. On May 10, 2002, ILM II settled and paid this obligation in full for $217,000. Similarly, in connection with its previously reported litigation with BRE/Independent Living, LLC ("BRE"), on May 28, 2002, ILM II paid $750,000 to BRE in full settlement of BRE's claims brought against ILM II. ILM II anticipates receiving an aggregate insurance recovery of $350,000 on this claim, $200,000 of which has already been received. Although there can be no assurance, ILM II expects to receive the remainder of the recovery in the near future.

     As previously reported, ILM II became subject to a built-in gain tax liability upon the sale of the Senior Housing Facilities. Based on ILM II's tax advisor's estimates, the sale resulted in a built-in gain tax of approximately $2,931,000. On August 5, 2002, ILM II paid $1,423,000 of the built-in gain tax and anticipates paying the remainder in the near future.

     Upon completion of the arbitration proceeding described above and enforcement and collection of an arbitration award, if any, and ILM II's payment of (i) the built-in gain tax liability balance, (ii) the costs associated with the liquidation and dissolution of ILM II, and (iii) the costs associated with the pursuit of the arbitration claim, ILM II intends to make a final


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liquidating distribution, equal to its then remaining assets. ILM II anticipates that, while there can be no assurance, the arbitration will be completed in November 2002.

     This report contains "forward-looking statements" based on ILM II's current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause actual results and events to differ materially from historical results or those anticipated. These results and events include, without limitation, the amount and timing of future distributions, if any, the costs and expenses associated with the liquidation and distribution of ILM II's assets, the amount of the built-in gain tax and the amount and timing of any insurance or arbitration recovery, etc. Further, there can be no assurance or certainty that there will be any further distributions paid to ILM II's common shareholders. ILM II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Not Applicable

         (b)      Not Applicable

         (c) The following Exhibits are filed as part of this Current Report on Form 8-K:

                  99.1 Press Release of ILM II Senior Living, Inc. dated August 15, 2002.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        ILM II SENIOR LIVING, INC.


                                        By:/s/J. William Sharman, Jr.
                                           _____________________________________
                                           J. William Sharman, Jr.
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer


Dated:  August 15, 2002



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                                  EXHIBIT INDEX

                                                                       Page No.

99.1     Press Release of ILM II Senior Living, Inc.
         dated August 15, 2002.                                         6




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